Exhibit 99.1

WAUSAU PAPER REPORTS FOURTH-QUARTER AND

YEAR-END FINANCIAL RESULTS

MOSINEE, WI – February 1 – (Business Wire) – Wausau Paper (NYSE:WPP) today reported net earnings for the fourth quarter of $7.9 million, or $0.15 per diluted share, compared with a net loss of $9.7 million, or $0.19 per diluted share, in the year-earlier period.  Net sales increased 12 percent to $300.5 million from $268.4 million last year while shipments increased 9 percent.

Fourth-quarter 2006 results included an after-tax gain of $4.9 million, or $0.10 per diluted share, from the sale of non-strategic timberlands and an after-tax stock incentive charge of $0.5 million, or $0.01 per diluted share.  Fourth-quarter 2005 results included an after-tax charge of $5.1 million, or $0.10 per diluted share, related to the closure of a sulfite pulp mill in Brokaw, Wisconsin, an after-tax gain of $0.5 million, or $0.01 per diluted share, from the sale of non-strategic timberlands, and a tax benefit of $1.7 million, or $0.03 per diluted share, primarily related to changes in state income tax laws.

“We are pleased with the year-over-year earnings improvement achieved in the fourth quarter,” said Thomas J. Howatt, president and CEO.  “Operating results improved in each of our three business segments as Towel & Tissue profitability reached record levels and Printing & Writing losses were substantially reduced.  Combined with strong timberland sales gains and the elimination of pulp mill closure charges, these improved operating results drove the earnings turnaround.”

For the full-year 2006, the Company reported net earnings of $17.6 million, or $0.34 per diluted share, compared with the year-earlier net loss of $19.5 million, or $0.38 per diluted share.  The 2006 results included an after-tax gain of $10.8 million, or $0.21 per diluted share, from the sale of non-strategic timberlands and an after-tax charge of $1.8 million, or $0.04 per diluted share, related to stock incentives.   Prior-year earnings included after-tax pulp mill closure charges of $0.47 per diluted share, a gain on the sale of non-strategic timberlands of $0.03 per diluted share, stock incentive credits of $0.03 per diluted share, and state tax benefits of $0.03 per diluted share.  Sales for the full year were $1,188.2 million, up 8 percent from $1,097.1 million in 2005, and shipments increased 4 percent.

“The improvement evident in the fourth-quarter results had a similar positive impact on full-year comparisons,” stated Mr. Howatt.  “Net sales and shipments reached record levels; revenues from products developed in the last three years approached 30 percent, exceeding our target of 25 percent; and paper mill productivity improved for a sixth consecutive year, increasing nearly 2 percent.  This progress was driven by a continued focus on our strategic initiatives – niche markets, product innovation, benchmark service, and operational excellence – allowing us to offset fiber and energy price increases of approximately $30 million, or $0.36 per diluted share, and report much stronger bottom-line results.”

Specialty Products reported a fourth-quarter operating profit of $0.7 million contrasted with an operating loss of $0.7 million the year before.  Net sales increased 5 percent while shipments declined slightly.  “Selling price increases and reduced energy costs more than offset fiber price increases of approximately $6 million,” Mr. Howatt explained.  “Although modest pricing leverage returned in 2006, specialty paper markets remain highly competitive.  We remain confident in our ability to drive profitability improvement by accelerating product development and expanding in attractive markets.”

Printing & Writing reported a fourth-quarter operating loss of $2.0 million compared with an operating loss of $22.2 million in the year-ago period.  Net sales increased 23 percent while shipments improved 26 percent on a year-over-year basis.  Fourth-quarter results in 2005 included pre-tax pulp mill closure charges of $8.2 million.  “We are encouraged by Printing & Writing’s progress as evidenced by shipments and net sales reaching record levels in 2006,” Mr. Howatt said.  “The unit’s operating results for the second half of 2006 approached break-even, benefiting from market share gains, manufacturing efficiency improvements, and cost reductions.  Modest downtime at our Brokaw mill allowed us to balance production with seasonally weak fourth-quarter demand.  As a result, we enter 2007 with healthy inventory levels and are well-positioned to maintain full mill operations early in 2007,” he pointed out.

Towel & Tissue’s fourth-quarter operating profits increased 37 percent to a record $12.9 million compared with $9.4 million in the previous year while net sales and shipments increased 10 percent and 3 percent, respectively.  “Towel & Tissue’s record financial performance reflects selling price improvement as well as volume and product mix gains that more than offset fiber cost increases,” Mr. Howatt said.  “Strong growth in our higher-margin, value-added product category continues to be fueled by innovative products, including our EcoSoft™ Green Seal® product line, whose shipments increased more than 25 percent for the year.  This growth helped Towel & Tissue again achieve record sales, shipments, and profitability in 2006, with full-year operating profits of $44.6 million up 17 percent over year- earlier levels.”

Commenting on the Company’s timberland sales and stock repurchase programs, Mr. Howatt said, “At year-end we’re more than one-third complete in executing the plan we announced in 2005 to sell 42,000 acres of non-strategic timberlands.  Sale prices to date on a per acre basis have modestly exceeded our original average sale price expectations.  We’ve captured approximately 40 percent of the $29 million in after-tax value anticipated at the start of this program,” continued Mr. Howatt.  “Also during the quarter we repurchased 80,000 shares of our common stock at a cost of $1.2 million.  A total of 1.5 million shares remain under the active Board authorization.”

Commenting on the outlook for the first quarter of 2007, Mr. Howatt said, “It is the pursuit of our proven business strategies – product leadership, niche markets, customer service and operational excellence – which will drive long-term shareholder value.  The strong year-over-year earnings momentum achieved by our businesses in the fourth quarter of 2006 is expected to carryover and drive a positive first-quarter comparison.  As a result, we expect first-quarter earnings in the range of $0.04 to $0.06 per share, including a timberland sales contribution of $0.01 per share, compared with the year-earlier net loss of $0.03 per share including timberland sales gains of $0.02 per share.”

Wausau Paper’s fourth-quarter conference call is scheduled for 11:00 a.m. (EST) on Friday, February 2, and can be accessed through the Company’s Website at www.wausaupaper.com under “Investor Information.”  A replay of the Webcast will be available at the same site through February 9.

About Wausau Paper:

Wausau Paper, with record revenues of $1.2 billion in fiscal 2006, produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.  To learn more about Wausau Paper visit:  http://www.wausaupaper.com.

Green Seal® is a registered trademark of Green Seal, Inc., in Washington D.C., and is used by permission.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2005.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper

Interim Report – Quarter Ended December 31, 2006

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Twelve Months
of Operations	Ended December 31, (unaudited)		Ended December 31,
	2006	2005	2006 (unaudited)	2005
Net sales	$ 300,530	$ 268,437	$ 1,188,178	$ 1,097,093
Cost of sales	265,263	263,934	1,065,760	1,044,467
Gross profit	35,267	4,503	122,418	52,626
Selling & administrative expense	20,216	19,412	82,695	74,423
Restructuring	0	929	226	1,332
Operating profit (loss)	15,051	(15,838)	39,497	(23,129)
Interest expense	(2,756)	(2,902)	(11,252)	(10,957)
Other income, net	414	135	624	496
Earnings (loss) before income taxes and cumulative
effect of a change in accounting principle	12,709	(18,605)	28,869	(33,590)
Provision (credit) for income taxes	4,844	(8,887)	10,823	(14,125)
Earnings (loss) before cumulative effect
of a change in accounting principle	7,865	(9,718)	18,046	(19,465)
Cumulative effect of a change in accounting
principle (net of income taxes)	0	0	(427)	0
Net earnings (loss)	$ 7,865	$ (9,718)	$ 17,619	$ (19,465)

Earnings (loss) per share before cumulative effect
of a change in accounting principle – basic	$ 0.15	$ (0.19)	$ 0.36	$ (0.38)
Cumulative effect of a change in accounting
principle (net of income taxes)	0	0	(0.01)	0
Net earnings (loss) per share – basic	$ 0.15	$ (0.19)	$ 0.35	$ (0.38)
Weighted average shares outstanding – basic	50,771	51,152	50,935	51,448

Earnings (loss) per share before cumulative effect
of a change in accounting principle – diluted	$ 0.15	$ (0.19)	$ 0.35	$ (0.38)
Cumulative effect of a change in accounting
principle (net of income taxes)	0	0	(0.01)	0
Net earnings (loss) per share - diluted	$ 0.15	$ (0.19)	$ 0.34	$ (0.38)
Weighted average shares outstanding - diluted	51,153	51,152	51,249	51,448

Condensed Consolidated Balance Sheets	December 31,	December 31,
	2006 (unaudited)	2005
Current assets	$ 294,247	$ 279,684
Property, plant and equipment, net	468,372	494,228
Other assets	36,495	46,601
Total Assets	$ 799,114	$ 820,513

Current liabilities	$ 155,182	$ 148,965
Long-term debt	160,287	161,011
Other liabilities	209,571	200,318
Stockholders’ equity	274,074	310,219
Total Liabilities and Stockholders’ Equity	$ 799,114	$ 820,513

Condensed Consolidated Statements of Cash Flow	Twelve Months
	Ended December 31,
	2006 (unaudited)	2005
Net cash provided by operating activities	$ 37,982	$ 18,223

Cash flows from investing activities:
Capital expenditures	(23,856)	(31,494)
Proceeds from property, plant and equipment disposals	18,860	2,366
Net cash used in investing activities	(4,996)	(29,128)

Cash flows from financing activities:
Payments under capital lease obligation and note payable	(194)	(125)
Dividends paid	(17,335)	(17,523)
Proceeds from stock option exercises	1,503	0
Excess tax benefits related to stock incentive plans	102	0
Payments for purchase of company stock	(6,440)	(7,861)
Cash used in financing activities	(22,364)	(25,509)

Net increase (decrease) in cash & cash equivalents	$ 10,622	$ (36,414)

Note 1.

Effective January 1, 2006, Wausau Paper adopted Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment.”  This accounting standard requires compensation cost relating to share-based payment transactions be recognized in the financial statements.  We elected the modified prospective transition method to implement this new standard.  Share-based payment awards that are settled in cash continue to be classified as a liability; however, rather than remeasuring the award at the intrinsic-value each reporting period, the award is remeasured at its fair value each reporting period.  The difference between the liability as previously computed (i.e., intrinsic value) and the fair value of the liability award on the date of adoption, net of any related tax effects, is recorded as a cumulative effect of a change in accounting principle.

Note 2.

In July 2005, Wausau Paper announced plans to permanently close the sulfite pulp mill at our Brokaw, Wisconsin, facility.  The pulp mill was closed in November 2005 and the related long-lived assets were abandoned.  The cost of sales for the three months ended December

31, 2006 and 2005, include $0.2 million and $7.3 million, respectively, in pre-tax charges for adjustments of pulp mill inventory to net realizable value and, in 2005, accelerated depreciation on the long-lived assets that were abandoned upon closure.  The cost of sales for the twelve months ended December 31, 2006 and 2005, include $0.3 million and $37.1 million, respectively, in pre-tax charges for adjustments of pulp mill inventory to net realizable value and, in 2005, accelerated depreciation on the long-lived assets that were abandoned upon closure.  No restructuring expense was incurred during the three months ended December 31, 2006.  Restructuring expense for the three months ended December 31, 2005, reflects a pre-tax charge of $0.9 million for other associated closure costs.  Restructuring expense for the twelve months ended December 31, 2006 and 2005, reflects a pre-tax charge of $0.2 million and $1.3 million, respectively, for other associated closure costs.

Note 3.

Interim Segment Information

Wausau Paper has reclassified certain prior-year interim segment information to conform to the 2006 presentation.  The reclassification is the result of a reporting change, effective January 1, 2006, for timberland assets held for sale and gains from the disposal of such assets from the operating segments to corporate.

Wausau Paper’s operations are classified into three principal reportable segments: Specialty Products, Printing & Writing, and Towel & Tissue, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

Specialty Products produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine.  Specialty Products also includes two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products. Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; Groveton, New Hampshire; and Brainerd, Minnesota.  Printing & Writing also includes a converting facility that converts printing and writing grades. Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the “away-from-home” market. Towel & Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

Sales, operating (loss) profit, and asset information by segment is as follows:

(in thousands, except ton data)	December 31,	December 31,
	2006 (unaudited)	2005
Segment assets
Specialty Products	$ 319,387	$ 333,460
Printing & Writing	243,362	254,215
Towel & Tissue	180,188	175,134
Corporate & Unallocated*	56,177	57,704
	$ 799,114	$ 820,513

	Three Months		Twelve Months
	Ended December 31, (unaudited)		Ended December 31,
	2006	2005	2006 (unaudited)	2005
Net sales external customers
Specialty Products	$ 116,407	$ 111,222	$ 468,866	$ 459,028
Printing & Writing	110,091	89,674	431,022	378,073
Towel & Tissue	74,032	67,541	288,290	259,992
	$ 300,530	$ 268,437	$ 1,188,178	$ 1,097,093

Operating profit (loss)
Specialty Products	$ 707	$ (710)	$ 4,412	$ 10,371
Printing & Writing	(2,048)	(22,229)	(10,975)	(63,363)
Towel & Tissue	12,904	9,409	44,621	37,991
Corporate & Eliminations	3,488	(2,308)	1,439	(8,128)
	$ 15,051	$ (15,838)	$ 39,497	$ (23,129)

	Three Months		Twelve Months
	Ended December 31, (unaudited)		Ended December 31,
	2006	2005	2006 (unaudited)	2005
Depreciation, depletion and amortization
Specialty Products	$ 5,657	$ 6,175	$ 23,052	$ 24,756
Printing & Writing	3,107	9,782	12,382	45,958
Towel & Tissue	5,453	5,023	21,236	19,642
Corporate & Unallocated	323	331	1,243	1,198
	$ 14,540	$ 21,311	$ 57,913	$ 91,554

Tons sold
Specialty Products	96,524	97,170	394,079	403,747
Printing & Writing	89,962	71,469	354,243	316,234
Towel & Tissue	42,831	41,537	170,750	162,286
	229,317	210,176	919,072	882,267

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets, and certain other assets which are not identifiable with the segments.